AVAILABLE NOW

RUSCHA



Learn more about this offering:


Ripe

INVEST NOW

Ripe, 1967

Oil on canvas I 59 x 55 in. (150 x 140 cm.)


Ripe

Initial Offering

$22,200,000

ANNUAL APPRECIATION OF SIMILAR WORKS*

21.0%

DEAL SHEET

⤓ download

Offering circular

sec.gov/edgar

INVEST NOW

6 Highlights of This Work

1 In 2013, Times magazine ranked artist Ed Ruscha among the 100 most influential people in the

4 Early text paintings from the 1960s account for Ruscha's top three sales at auction: *Hurting the Word*

world, and his text-based paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool.

2 The Painting is a quintessential example of Ruscha's most celebrated series, the "Liquid Words," which the artist created between 1966 and 1969. A small pencil study for the work is currently in the permanent collection of the Whitney Museum in New York.

3 "Liquid Word" paintings of a similar size to the Painting are extremely rare, with only twelve known paintings from the 1960s exceeding 36 x 36 inches. Nine of those are held in major public institution collections, including the Art Institute of Chicago, the Broad Museum in Los Angeles, CA and the San Francisco Museum of Modern Art.

Radio #2 (1963) sold for $52,485,000 in November 2019, *Smash* (1963) sold for $30,405,000 in November 2014, and *Annie* (1962) sold for $22,975,000 in July 2020.

5 Ed Ruscha continues to work today, and is represented by top global mega-dealer, Gagosian Gallery.

6 Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 21.0% annualized from 1986 to 2020.

AUCTION RESULTS FOR SIMILAR WORKS



$60M
$45M
$30M
$15M
1985
1988
1990
1993
1996
1998
2001
2004
2006
2009
2012
2015
2017
2020

See Repeat Sales Pairs →

INVEST NOW

MEDIA




Ripe


Ripe




Ripe

*The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Ed Ruscha with the following criteria: single word canvas paintings executed 1961-1969 that measure between 50 inches by 50 inches to 80 inches by 80 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.0% CAGR implied from selected sales occurring from May 6, 1986 to July 10, 2020.

Each painting is unique and historical price appreciation of similar works is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in the Offering Circular that are not reflected in the historical price appreciation of similar works. Any historical returns, expected returns, or probability projections may not reflect actual future performance. All securities involve risk and may result in partial or total loss. While the data we use from third parties is believed to be reliable, we cannot ensure the accuracy or completeness of data provided by investors or other third parties. Neither Masterworks nor any of its affiliates provide tax advice and do not represent in any manner that the outcomes described herein will result in any particular tax consequence. Prospective investors should confer with their personal tax advisors regarding the tax consequences based on their particular circumstances. Neither Masterworks nor any of its affiliates assume responsibility for the tax consequences for any investor of any investment.

This email and any appendices is for informational purposes only and is not intended to be nor should it be used as

investment advice. Investments in private placements are illiquid, may be speculative, and have substantial risks, including the risk of loss of principal.

Masterworks is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

Masterworks.io, LLC is located at 225 Liberty Street, 29th Floor, New York NY, 10281.

Masterworks does not offer refunds after an investment has been made. Please review our subscription agreement for more information.